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Exhibit 10q-11

AMENDMENT TO THE BELLSOUTH PERSONAL
RETIREMENT ACCOUNT PENSION PLAN

    WHEREAS, BellSotuh Corporation (the "Company") sponsors the BellSouth Personal Retirement Account Pension Plan (the "Plan"), which was amended and restated effective January 1, 1998, and subsequently amended from time to time; and

    WHEREAS, L.M. Berry and Company adopted the Plan subject to certain modifications described in Schedule 2 of the Plan; and

    WHEREAS, pursuant to Section 15.01 of the Plan, the BellSouth Employees' Benefit Claim Review Committee (the "Committee") is authorized to adopt nonmaterial amendments to the Plan; and

    WHEREAS, the Committee approved, at its February 11, 2000 meeting, amendment to the Plan to provide the interest crediting rate of 6.15% for the L.M. Berry and Company participants for the 2000 Plan Year; and

    WHEREAS, the Committee authorized Richard D. Sibbernsen, Chairman of the Committee, to approve plan amendment language consistent with such approval and to execute documents in connection therewith;

    NOW, THEREFORE, the Committee hereby approves the following amendment of the Plan:

      Amend Schedule 2 of the Plan for L.M. Berry and Company by adding at the end of Paragraph 4(f) the following:

    "As of the last day of Plan Year 2000, each Participant's account shall be credit with interest at the rate of 6.15% under the terms of the Plan."

    Any other provisions of the Plan not amended herein shall remain in full force and effect.

    This Amendment shall be effective as of January 1, 2000.

By:	/s/ RICHARD D. SIBBERNSEN Richard D. Sibbernsen Vice President—Human Resources
Date: December 15, 2000

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AMENDMENT TO THE BELLSOUTH PERSONAL RETIREMENT ACCOUNT PENSION PLAN